SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): January 3, 2005
CANYON RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11887	84-0800747

(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

14142 Denver West Parkway, Suite 250 Golden, Colorado	80401

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(303) 278-8464
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
     As previously reported in the Current Report on Form 8-K for Canyon Resources Corporation (the “Company”), filed with the Securities and Exchange Commission (“SEC”) on December 6, 2005, David P. Suleski was retained to fill the vacancy of Vice President and Chief Accounting Officer and was to join the Company on or about January 1, 2006. Mr. Suleski commenced his employment with the Company on January 3, 2006 and the Company entered into a change of control agreement with Mr. Suleski effective as of January 3, 2006 (the “Suleski COC Agreement”). In connection with his employment, Mr. Suleski will be paid an annual base salary of $120,000, which amount may be adjusted periodically in the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors. Mr. Suleski is also eligible for an annual discretionary bonus, based on both corporate and individual goals. Additionally, as an inducement to join the Company, the Company granted Mr. Suleski an option to purchase 100,000 shares of common stock at an exercise price of $0.73 per share, the closing price of the Company’s common stock on December 30, 2005, in accordance with the terms and conditions of the Company’s Amended and Restated Incentive Stock Option Plan. One-half of the options vest immediately and one-half of the options shall vest on January 3, 2007, or earlier upon a “change of control” under the Suleski COC Agreement.
     As previously reported in the Company’s Current Report on Form 8-K, filed with the SEC on December 22, 2005, James A. Matlock was appointed to a new position of Vice President-Exploration. Mr. Matlock began his employment with the Company on January 4, 2006 and the Company entered into a change of control agreement with Mr. Matlock effective as of January 4, 2006. (the “Matlock COC Agreement”). In connection with his employment, Mr. Matlock will be paid an annual base salary of $120,000, which amount may be adjusted periodically in the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors. Mr. Matlock is also eligible for an annual discretionary bonus, based on both corporate and individual goals. Additionally, as an inducement to join the Company, the Company granted Mr. Matlock an option to purchase 100,000 shares of common stock at an exercise price of $0.79 per share, the closing price of the Company’s common stock on January 3, 2006, in accordance with the terms and conditions of the Company’s Amended and Restated Incentive Stock Option Plan. One-half of the options vest immediately and one-half of the options shall vest on January 4, 2007, or earlier upon a “change of control” under the Matlock COC Agreement.
     The Suleski COC Agreement and the Matlock COC Agreement (collectively, the “Agreements”) are effective only in the event of a “change of control” of the Company, as defined in the Agreements. Upon the occurrence of such a change in control, the Company has agreed to continue the employment of Mr. Suleski and Mr. Matlock and Messrs. Suleski and Matlock have agreed to remain in the Company’s employ for a period of twelve months during the first two years of employment and eighteen months thereafter (the “Employment Period”). During the Employment Period, Messrs. Suleski and Matlock shall receive a prorated annual base salary at least equal to twelve times the highest monthly base salary paid to them during the twelve-month period immediately preceding the month in which the change of control occurs. Further, the Agreements provide that Messrs. Suleski and Matlock may terminate their respective

Agreement for “good reason.” “Good reason” is defined in the Agreements to include (1) a significant diminution of their duties, (2) a failure of the Company to pay salary and other amounts due under the Agreements, (3) requiring them to move beyond a 20 mile radius of the Company’s principal office, (4) an unauthorized termination of Mr. Suleski or Mr. Matlock, or (5) a failure of the Company to require any successor company to honor the provisions of these Agreements. If terminated without “cause” (as defined in the Agreements) or for good reason, Mr. Suleski and Mr. Matlock are entitled to receive (1) payment of their annual base salary through the date of termination to the extent not theretofore paid, (2) payment of any accrued bonus, (3) payment of any compensation previously deferred by either Mr. Suleski or Mr. Matlock (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company, and (4) payment of annual base salary and continuation of benefits for the remainder of the Employment Period.
     The Agreements will be filed as an exhibit to the Form 10-K for the year ending December 31, 2005.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     With respect to Mr. David P. Suleski, the information disclosed under Item 1.01 is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CANYON RESOURCES CORPORATION
Date: January 6, 2006	By:	/s/ David P. Suleski
David P. Suleski
Vice President and Chief Accounting Officer

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